Exhibit 99.1

Celanese Corporation
Investor Relations
Corporate News Release	1601 West LBJ Freeway
Dallas, Texas 75234
Celanese Corporation Reports Fourth Quarter and Full Year Results
Fourth quarter highlights:
•	Net sales were $1,388 million, up 8% from prior year period

•	Operating profit was $109 million versus ($152) million in prior year period

•	Net earnings were $5 million versus ($155) million in prior year period

•	Operating EBITDA was $227 million versus $63 million in prior year period

•	Diluted EPS from continuing operations was ($0.01) versus ($0.99) in prior year period

•	Adjusted EPS was $0.50 versus ($0.40) in prior year period

	Three Months Ended		Year Ended
	December 31,		December 31,

(in $ millions, except per share data)	2009	2008	2009	2008

Net sales	1,388	1,286	5,082	6,823
Operating profit (loss)	109	(152)	290	440
Net earnings (loss) attributable to Celanese Corporation	5	(155)	488	282
Operating EBITDA [1]	227	63	847	1,164
Diluted EPS — continuing operations	($0.01)	($0.99)	$3.08	$2.28
Diluted EPS — total	$0.02	($1.09)	$3.11	$1.73
Adjusted EPS [2]	$0.50	($0.40)	$1.71	$2.75

[1]	Non-U.S. GAAP measure. See reconciliation in Table 1.

[2]	Non-U.S. GAAP measure. See reconciliation in Table 6.
Dallas, February 9, 2010: Celanese Corporation (NYSE: CE), a leading, global chemical company, today reported fourth quarter 2009 net sales of $1,388 million, up 8 percent from the same period last year. The increase in net sales was primarily driven by higher volumes resulting from improved global demand for Acetyl Intermediates and Advanced Engineered Materials products. The higher volumes were offset by lower pricing, primarily in Acetyl Intermediates and Industrial Specialties, driven by continued low industry utilization and lower raw material input costs. The fourth quarter 2008 results included $54 million of net sales associated with the polyvinyl alcohol (PVOH) business, which the company divested in July 2009. Operating profit was $109 million compared with a loss of $152 million in the prior year period. Last year’s results included $94 million of fixed asset impairment charges, primarily related to the closure of the company’s acetic acid and vinyl acetate monomer (VAM) production facility in Pardies, France, and its VAM production unit in Cangrejera, Mexico. Excluding these impairment charges, the increase in operating profit was attributed to higher volumes and the positive impact of the company’s fixed spending reduction efforts. Net earnings were $5 million compared with a loss of $155 million in the prior year period. The fourth quarter 2008 results included $101 million of non-cash inventory accounting impact.

Adjusted earnings per share for the fourth quarter of 2009 were $0.50 compared with a loss of $0.40 in the same period last year. The 2009 results exclude $17 million of other net charges and adjustments, primarily related to the company’s manufacturing and administrative restructuring efforts. Adjusted earnings per share reflect an effective tax rate of 23 percent and a diluted share count of 158.4 million. Operating EBITDA in the period was $227 million compared with $63 million in the prior year period.
“Our businesses performed well during the quarter, reflecting the strength of our leading global positions and our commitment to operational excellence and value creation,” said David Weidman, chairman and chief executive officer. “Overall industrial and consumer demand was maintained from the third quarter and improved significantly from the fourth quarter of 2008. Although 2009 was a challenging year for the global economies, Celanese made significant progress in executing its growth strategy and is well positioned to benefit as the economy recovers.”
Recent Highlights
•	Launched new, innovative polyacetal (POM) technology that is expected to create significant additional growth opportunities for its Advanced Engineered Materials business.

•	Signed memorandum of understanding with its acetate joint venture partner, the China National Tobacco Corporation, to expand flake and tow capacities at its joint venture facility in Nantong, China.

•	Ceased production of acetic acid and vinyl acetate monomer at its facility in Pardies, France.

•	Reached a long-term agreement to supply vinyl acetate monomer to Jiangxi Jiangwei High-Tech Stock Co., Ltd. Jiangwei will cease production of its calcium carbide-based alternative for economic and environmental reasons and source Celanese’s vinyl acetate monomer.

•	Acquired the long-fiber reinforced thermoplastics (LFT) business of FACT GmbH (Future Advanced Composites Technology) of Germany, supporting the company’s Advanced Engineered Materials growth strategy.

•	Announced redemption of its Convertible Perpetual Preferred Stock for its Series A Common Stock, to be completed February 22, 2010.
Fourth Quarter Segment Overview
Advanced Engineered Materials
Advanced Engineered Materials experienced volume recovery and margin expansion as it demonstrated the significant operating leverage in its specialty engineered polymers business model. Net sales for the fourth quarter were $239 million compared with $195 million in the fourth quarter of 2008. Higher volumes across all end-markets and geographies, as well as positive currency impacts, offset lower pricing due to product mix. Operating profit increased to $33 million compared with a loss of $48 million in the prior year period, driven by the increased net sales, lower raw material and energy costs, as well as the company’s fixed spending reduction efforts. Fourth quarter 2008 results included $16 million associated with fixed asset impairments. Operating EBITDA was $50 million in the fourth quarter of 2009 compared with a loss of $3 million in the same period last year. Results for the prior year period included $23 million of impact related to inventory accounting. Equity earnings from affiliates were $4 million lower than last year’s results and included the impact of a planned turnaround at one of the affiliates during the quarter.
Consumer Specialties
Consumer Specialties continued to deliver strong performance with sustained margins. Net sales for the fourth quarter were $267 million compared with $286 million in the same period last year. Higher pricing in Acetate Products and positive currency impacts partially offset lower volumes primarily related to softer consumer demand and continued customer inventory destocking in these late-cycle businesses. Operating profit was $47 million, $5 million lower than the prior year period, as the strong pricing and the company’s fixed spending reduction efforts could not offset the lower volumes, primarily in the Nutrinova business. Operating EBITDA was $65 million, unchanged from the same period last year.
Industrial Specialties
Industrial Specialties also experienced volume recovery in its emulsions and EVA performance polymers businesses. Net sales for the fourth quarter were $229 million compared with $277 million in the prior year period, which included $54 million of sales associated with the company’s PVOH business that was divested in July 2009. Higher volumes in the current period offset reduced average pricing related to lower raw material costs, particularly for VAM and ethylene. Operating profit was $16 million compared with a loss of $8 million in the same period last year. The fourth quarter 2009 results included a $10 million captive insurance recovery related to the force majeure event at the company’s performance polymers facility in Edmonton, Canada and also benefited from the company’s fixed spending reduction efforts. Fourth quarter 2008 results included $15 million of inventory accounting impacts. Operating EBITDA for the quarter was $19 million compared with $8 million in the prior year period.
Acetyl Intermediates
Acetyl Intermediates experienced significant volume recovery and margin expansion as global demand for acetyl products increased in the seasonally strong fourth quarter. Net sales were $743 million compared with $656 million in the same period last year as higher volumes and positive currency impacts more than offset lower average pricing for acetic acid and downstream derivatives. The higher volumes were primarily driven by stronger year-over-year global demand and were supported by incremental capacity from the company’s expanded acetic acid facility in Nanjing, China, prior to the closure of the facility in Pardies, France in December 2009. Operating profit was $73 million compared with a loss of $116 million in the same period last year, driven by the higher volumes, lower raw material costs, and the company’s fixed spending reduction efforts. Fourth quarter 2008 results included an asset impairment of $76 million, primarily related to the closure of the company’s operations in Pardies, France. Last year’s results also included an impact of inventory accounting totaling approximately $63 million. Operating EBITDA was $128 million compared with $21 million in the same period last year. Dividends from the company’s cost affiliates were $12 million lower than the prior year period, primarily due to lower profits at Ibn Sina, its methanol and methyl tertiary-butyl ether (MTBE) affiliate in Saudi Arabia.

Taxes
The tax rate for adjusted earnings per share was 29 percent in the first six months of 2009 and 23 percent for the third and fourth quarters of 2009, compared with 26 percent in 2008. The U.S. GAAP effective tax rate for continuing operations in 2009 was negative 101 percent compared to 15 percent in 2008. The decrease in the effective tax rate is primarily due to a deferred tax benefit of $492 million for the release of certain valuation allowances against U.S. net deferred tax assets, partially offset by lower earnings in jurisdictions participating in tax holidays, increases in valuation allowances on certain foreign net deferred tax assets and the effect of new tax legislation in Mexico.
Cash taxes for 2009 were $17 million compared to $98 million in 2008. The decrease in cash taxes paid is primarily the result of German and Canadian tax refunds, lower earnings and the timing of cash taxes in certain jurisdictions.
Equity and Cost Investments
Earnings from equity investments and dividends from cost investments, which are reflected in the company’s adjusted earnings and operating EBITDA, were $21 million compared with $37 million in the same period last year. The decrease was primarily driven by lower dividends from the company’s Ibn Sina cost affiliate. Equity and cost investment dividends, which are included in cash flows, were $23 million compared with $31 million in the same period last year, also attributed to the lower dividends from the Ibn Sina cost affiliate.
Cash Flow
The company continued to generate strong cash flow in 2009 with cash and cash equivalents totaling $1,254 million at the end of the fourth quarter of 2009 compared with $676 million in the prior year. Cash flow provided by operating activities was $596 million for the full year 2009 compared with $586 million in the prior year. Lower cash taxes, lower interest and favorable trade working capital helped to offset the lower operating performance.
Net cash provided by investing activities for the full year 2009 increased to a cash inflow of $31 million versus a cash outflow of $201 million in 2008. The company received net cash of $168 million from the sale of the PVOH business and an advance payment of $412 million related to the relocation of Ticona’s business in Kelsterbach, Germany in 2009. During 2009, the company spent a total of $367 million of capital expenditures and other expenses related to the Kelsterbach relocation.
Net cash used in financing activities for the full year 2009 totaled $112 million compared with $499 million in 2008. The 2008 results included a cash outflow of $378 million associated with the company’s share repurchase program.
Net debt at the end of the fourth quarter of 2009 was $2,247 million, a $610 million decrease from the end of the fourth quarter of 2008.

Outlook
The company noted that it remains confident, even absent a significant economic catalyst, in its ability to increase operating EBITDA in 2010 by approximately $200 million compared with 2009. The key areas of operating EBITDA growth include:
•	increased volumes across all of its businesses totaling approximately $100 million, based on second half 2009 demand levels continuing into 2010

•	additional fixed spending reductions of approximately $100 million, driven by structural streamlining of the company’s manufacturing and administrative functions
Additionally, the company expects an adjusted tax rate in the low 20s percent range. The company also updated its expectation for depreciation and amortization expense in 2010 to be approximately $30 million lower than in 2009.
“We saw sustained global demand across our major end-markets and geographies throughout the second half of 2009 and expect this trend to continue in 2010. Even without significant improvement in the global economies in the short term, we are confident that the execution of our strategies will drive improved earnings in 2010 and throughout an economic recovery,” Weidman said.

Contacts:
Investor Relations	Media — U.S.	Media — Europe
Mark Oberle	W. Travis Jacobsen	Jens Kurth
Phone: +1 972 443 4464	Phone: +1 972 443 3750	Phone: +49 (0)6107 772 1574
Telefax: +1 972 443 8519	Telefax: +1 972 443 8519	Telefax: +49 (0)6107 772 7231
Mark.Oberle@celanese.com	William.Jacobsen@celanese.com	J.Kurth@celanese.com
As a global leader in the chemicals industry, Celanese Corporation makes products essential to everyday living. Our products, found in consumer and industrial applications, are manufactured in North America, Europe and Asia. Net sales totaled $5.1 billion in 2009, with approximately 73% generated outside of North America. Known for operational excellence and execution of its business strategies, Celanese delivers value to customers around the globe with innovations and best-in-class technologies. Based in Dallas, Texas, the company employs approximately 7,400 employees worldwide. For more information on Celanese Corporation, please visit the company’s website at www.celanese.com.
Forward-Looking Statements
This release may contain “forward-looking statements,” which include information concerning the company’s plans, objectives, goals, strategies, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. When used in this release, the words “outlook,” “forecast,” “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the company will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements contained in this release. Numerous factors, many of which are beyond the company’s control, could cause actual results to differ materially from those expressed as forward-looking statements. Certain of these risk factors are discussed in the company’s filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made, and the company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

Reconciliation of Non-U.S. GAAP Measures to U.S. GAAP
This release reflects five performance measures, operating EBITDA, affiliate EBITDA, adjusted earnings per share, net debt and adjusted free cash flow, as non-U.S. GAAP measures. These measurements are not recognized in accordance with U.S. GAAP and should not be viewed as an alternative to U.S. GAAP measures of performance. The most directly comparable financial measure presented in accordance with U.S. GAAP in our consolidated financial statements for operating EBITDA is operating profit; for affiliate EBITDA is equity in net earnings of affiliates; for adjusted earnings per share is earnings per common share-diluted; for net debt is total debt; and for adjusted free cash flow is cash flow from operations.
Use of Non-U.S. GAAP Financial Information
•	Operating EBITDA, a measure used by management to measure performance, is defined by the company as operating profit from continuing operations, plus equity in net earnings from affiliates, other income and depreciation and amortization, and further adjusted for other charges and adjustments. We may provide guidance on operating EBITDA and are unable to reconcile forecasted operating EBITDA to a U.S. GAAP financial measure because a forecast of Other Charges and Adjustments is not practical. Our management believes operating EBITDA is useful to investors because it is one of the primary measures our management uses for its planning and budgeting processes and to monitor and evaluate financial and operating results.

•	Affiliate EBITDA, a measure used by management to measure performance of its equity investments, is defined by the company as the proportional operating profit plus the proportional depreciation and amortization of its equity investments. The company has determined that it does not have sufficient ownership for operating control of these investments to consider their results on a consolidated basis. The company believes that investors should consider affiliate EBITDA when determining the equity investments’ overall value in the company.

•	Adjusted earnings per share is a measure used by management to measure performance. It is defined by the company as net earnings (loss) available to common shareholders plus preferred dividends, adjusted for other charges and adjustments, and divided by the number of basic common shares, diluted preferred shares, and options valued using the treasury method. We may provide guidance on an adjusted earnings per share basis and are unable to reconcile forecasted adjusted earnings per share to a U.S. GAAP financial measure without unreasonable effort because a forecast of Other Items is not practical. We believe that the presentation of this non-U.S. GAAP measure provides useful information to management and investors regarding various financial and business trends relating to our financial condition and results of operations, and that when U.S. GAAP information is viewed in conjunction with non-U.S. GAAP information, investors are provided with a more meaningful understanding of our ongoing operating performance. Note: The tax rate used for adjusted earnings per share approximates the midpoint in a range of forecasted tax rates for the year, excluding changes in uncertain tax positions, discrete items and other material items adjusted out of our U.S. GAAP earnings for adjusted earnings per share purposes, and changes in management’s assessments regarding the ability to realize deferred tax assets. We analyze this rate quarterly and adjust if there is a material change in the range of forecasted tax rates; an updated forecast would not necessarily result in a change to our tax rate used for adjusted earnings per share. The adjusted tax rate is an estimate and may differ significantly from the tax rate used for U.S. GAAP reporting in any given reporting period. It is not practical to reconcile our prospective adjusted tax rate to the actual U.S. GAAP tax rate in any future period.

•	Net debt is defined by the company as total debt less cash and cash equivalents. We believe that the presentation of this non-U.S. GAAP measure provides useful information to management and investors regarding changes to the company’s capital structure. Our management and credit analysts use net debt to evaluate the company’s capital structure and assess credit quality.

•	Adjusted free cash flow is defined by the company as cash flow from operations less capital expenditures, other productive asset purchases, operating cash from discontinued operations and certain other charges and adjustments. We believe that the presentation of this non-U.S. GAAP measure provides useful information to management and investors regarding changes to the company’s cash flow. Our management and credit analysts use adjusted free cash flow to evaluate the company’s liquidity and assess credit quality.
Results Unaudited
The results presented in this release, together with the adjustments made to present the results on a comparable basis, have not been audited and are based on internal financial data furnished to management. Quarterly results should not be taken as an indication of the results of operations to be reported for any subsequent period or for the full fiscal year.

Preliminary Consolidated Statements of Operations — Unaudited

	Three Months Ended		Year Ended
	December 31,		December 31,
(in $ millions, except per share data)	2009	2008	2009	2008

Net sales	1,388	1,286	5,082	6,823
Cost of sales	(1,099)	(1,177)	(4,079)	(5,567)

Gross profit	289	109	1,003	1,256

Selling, general and administrative expenses	(131)	(124)	(469)	(540)
Amortization of Intangible assets [1]	(19)	(18)	(77)	(76)
Research and development expenses	(19)	(21)	(75)	(80)
Other (charges) gains, net	(13)	(84)	(136)	(108)
Foreign exchange gain (loss), net	1	(7)	2	(4)
Gain (loss) on disposition of businesses and assets, net	1	(7)	42	(8)

Operating profit	109	(152)	290	440

Equity in net earnings (loss) of affiliates	4	8	48	54
Interest expense	(51)	(66)	(207)	(261)
Interest income	1	4	8	31
Dividend income — cost investments	17	29	98	167
Other income (expense), net	6	(6)	4	3

Earnings (loss) from continuing operations before tax	86	(183)	241	434

Income tax (provision) benefit	(85)	43	243	(63)

Earnings (loss) from continuing operations	1	(140)	484	371

Earnings (loss) from operation of discontinued operations	6	—	6	(120)
Gain on disposal of discontinued operations	—	6	—	6
Income tax (provision) benefit, discontinued operations	(2)	(21)	(2)	24

Earnings (loss) from discontinued operations	4	(15)	4	(90)

Net earnings (loss)	5	(155)	488	281
Less: Net earnings (loss) attributable to noncontrolling interests	—	—	—	(1)

Net earnings (loss) attributable to Celanese Corporation	5	(155)	488	282

Cumulative preferred stock dividend	(2)	(2)	(10)	(10)

Net earnings (loss) available to common shareholders	3	(157)	478	272

Amounts attributable to Celanese Corporation
Earnings (loss) per common share — basic
Continuing operations	($0.01)	($0.99)	$3.30	$2.44
Discontinued operations	0.03	(0.10)	0.03	(0.61)

Net earnings (loss) — basic	$0.02	($1.09)	$3.33	$1.83

Earnings (loss) per common share — diluted
Continuing operations	($0.01)	($0.99)	$3.08	$2.28
Discontinued operations	0.03	(0.10)	0.03	(0.55)

Net earnings (loss) — diluted	$0.02	($1.09)	$3.11	$1.73

Weighted average shares (millions)
Basic	144.1	143.5	143.7	148.4
Diluted	144.1	143.5	157.1	163.5

[1]	Customer related intangibles

Preliminary Consolidated Balance Sheets — Unaudited

	December 31,	December 31,
(in $ millions)	2009	2008

ASSETS
Current assets
Cash & cash equivalents	1,254	676
Trade receivables — third party and affiliates, net	721	631
Non-trade receivables	255	274
Inventories	522	577
Deferred income taxes	42	24
Marketable securities, at fair value	3	6
Assets held for sale	2	2
Other assets	57	96

Total current assets	2,856	2,286

Investments in affiliates	790	789
Property, plant and equipment, net	2,797	2,470
Deferred income taxes	484	27
Marketable securities, at fair value	80	94
Other assets	311	357
Goodwill	798	779
Intangible assets, net	294	364

Total assets	8,410	7,166

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Short-term borrowings and current installments of long-term debt — third party and affiliates	242	233
Trade payables — third party and affiliates	649	523
Other liabilities	611	574
Deferred income taxes	33	15
Income taxes payable	72	24

Total current liabilities	1,607	1,369

Long-term debt	3,259	3,300
Deferred income taxes	137	122
Uncertain tax positions	229	218
Benefit obligations	1,288	1,167
Other liabilities	1,306	806
Commitments and contingencies
Shareholders’ equity
Preferred stock	—	—
Common stock	—	—
Treasury stock, at cost	(781)	(781)
Additional paid-in capital	522	495
Retained earnings	1,502	1,047
Accumulated other comprehensive income (loss), net	(659)	(579)

Total Celanese Corporation shareholders’ equity	584	182
Noncontrolling interests	—	2

Total shareholders’ equity	584	184

Total liabilities and shareholders’ equity	8,410	7,166

Table 1
Segment Data and Reconciliation of Operating Profit (Loss) to Operating EBITDA -
a Non-U.S. GAAP Measure

	Three Months Ended		Year Ended
	December 31,		December 31,
(in $ millions)	2009	2008	2009	2008

Net Sales
Advanced Engineered Materials	239	195	808	1,061
Consumer Specialties	267	286	1,084	1,155
Industrial Specialties	229	277	974	1,406
Acetyl Intermediates	743	656	2,603	3,875
Other Activities [1]	1	1	2	2
Intersegment eliminations	(91)	(129)	(389)	(676)

Total	1,388	1,286	5,082	6,823

Operating Profit (Loss)
Advanced Engineered Materials	33	(48)	35	32
Consumer Specialties	47	52	231	190
Industrial Specialties	16	(8)	89	47
Acetyl Intermediates	73	(116)	95	309
Other Activities [1]	(60)	(32)	(160)	(138)

Total	109	(152)	290	440

Equity Earnings, Cost — Dividend Income and Other Income (Expense)
Advanced Engineered Materials	1	5	27	37
Consumer Specialties	1	(2)	57	47
Industrial Specialties	—	—	—	—
Acetyl Intermediates	19	30	48	125
Other Activities [1]	6	(2)	18	15

Total	27	31	150	224

Other Charges and Other Adjustments [2]
Advanced Engineered Materials	(3)	22	—	25
Consumer Specialties	4	2	10	3
Industrial Specialties	(8)	2	(26)	13
Acetyl Intermediates	7	75	103	108
Other Activities [1]	17	4	30	22

Total	17	105	117	171

Depreciation and Amortization Expense
Advanced Engineered Materials	19	18	72	76
Consumer Specialties	13	13	50	53
Industrial Specialties	11	14	46	57
Acetyl Intermediates	29	32	111	134
Other Activities [1]	2	2	11	9

Total	74	79	290	329

Operating EBITDA
Advanced Engineered Materials	50	(3)	134	170
Consumer Specialties	65	65	348	293
Industrial Specialties	19	8	109	117
Acetyl Intermediates	128	21	357	676
Other Activities [1]	(35)	(28)	(101)	(92)

Total	227	63	847	1,164

[1]	Other Activities primarily includes corporate selling, general and administrative expenses and the results from captive insurance companies.

[2]	See Table 7 for details.

Table 2
Factors Affecting Fourth Quarter 2009 Segment Net Sales Compared to Fourth Quarter 2008

	Volume	Price	Currency	Other [1]	Total

Advanced Engineered Materials	22%	-6%	7%	0%	23%
Consumer Specialties	-12%	3%	1%	1%	-7%
Industrial Specialties	10%	-12%	5%	-20%	-17%
Acetyl Intermediates	27%	-18%	4%	0%	13%
Total Company	16%	-12%	5%	-1%	8%
Factors Affecting 2009 Segment Net Sales Compared to 2008

	Volume	Price	Currency	Other [1]	Total

Advanced Engineered Materials	-21%	-1%	-2%	0%	-24%
Consumer Specialties	-12%	7%	-1%	0%	-6%
Industrial Specialties	-10%	-10%	-2%	-9%	-31%
Acetyl Intermediates	-6%	-26%	-1%	0%	-33%
Total Company	-10%	-16%	-2%	2%	-26%

[1]	Includes the effects of the captive insurance companies, impact of fluctuations in intersegment eliminations and changes related to the sale of PVOH on July 1, 2009.
Table 3
Cash Flow Information

	Year Ended
	December 31,
(in $ millions)	2009	2008

Net cash provided by operating activities	596	586
Net cash provided by (used in) investing activities [1]	31	(201)
Net cash used in financing activities	(112)	(499)
Exchange rate effects on cash	63	(35)
Cash and cash equivalents at beginning of period	676	825

Cash and cash equivalents at end of period	1,254	676

[1]	2009 includes $412 million of cash received and $351 million of capital expenditures related to the Ticona Kelsterbach plant relocation. 2008 includes $311 million of cash received and $185 million of capital expenditures related to the Ticona Kelsterbach plant relocation.
Table 4
Cash Dividends Received

	Three Months Ended		Year Ended
	December 31,		December 31,
(in $ millions)	2009	2008	2009	2008

Dividends from equity investments	6	2	37	64
Dividends from cost investments	17	29	98	167

Total	23	31	135	231

Table 5
Net Debt — Reconciliation of a Non-U.S. GAAP Measure

	December 31,	December 31,
(in $ millions)	2009	2008

Short-term borrowings and current installments of long-term debt — third party and affiliates	242	233
Long-term debt	3,259	3,300

Total debt	3,501	3,533
Less: Cash and cash equivalents	1,254	676

Net Debt	2,247	2,857

Table 6
Adjusted Earnings (Loss) Per Share — Reconciliation of a Non-U.S. GAAP Measure

	Three Months Ended				Year Ended
	December 31,				December 31,
(in $ millions, except per share data)	2009		2008		2009		2008
		per		per		per		per
		share		share		share		share

Earnings (loss) from continuing operations	1	(0.01)	(140)	(0.99)	484	3.08	371	2.28
Deduct Income tax (provision) benefit	(85)		43		243		(63)

Earnings (loss) from continuing operations before tax	86		(183)		241		434
Other charges and other adjustments [1]	17		105		117		171

Adjusted earnings (loss) from continuing operations before tax	103		(78)		358		605
Income tax (provision) benefit on adjusted earnings [2]	(24)		20		(90)		(157)
Less: Noncontrolling interests	—		—		—		(1)

Adjusted earnings (loss) from continuing operations	79	0.50	(58)	(0.40)	268	1.71	449	2.75

Diluted shares (in millions) [3]

Weighted average shares outstanding		144.1		143.5		143.7		148.4
Assumed conversion of preferred stock		12.1		—		12.1		12.0
Dilutive restricted stock units		0.3		—		0.2		0.5
Dilutive stock options		1.9		—		1.1		2.6

Total diluted shares		158.4		143.5		157.1		163.5

[1]	See Table 7 for details.

[2]	The adjusted effective tax rate for the six months ended December 31, 2009 is 23%. The adjusted effective tax rate for the six months ended June 30, 2009 is 29%.

[3]	Potentially dilutive shares are included in the adjusted earnings per share calculation when adjusted earnings are positive.

Table 7
Reconciliation of Other Charges and Other Adjustments
Other Charges:

	Three Months Ended		Year Ended
	December 31,		December 31,
(in $ millions)	2009	2008	2009	2008

Employee termination benefits	11	2	105	21
Plant/office closures	(3)	—	17	7
Ticona Kelsterbach plant relocation	6	4	16	12
Clear Lake insurance recoveries	—	(15)	(6)	(38)
Plumbing actions	(7)	—	(10)	—
Sorbates settlement	—	—	—	(8)
Asset impairments	6	94	14	115
Other	—	(1)	—	(1)

Total	13	84	136	108

Other Adjustments: 1

	Three Months Ended		Year Ended		Income
	December 31,		December 31,		Statement
(in $ millions)	2009	2008	2009	2008	Classification

Ethylene pipeline exit costs	—	—	—	(2)	Other (income) expense, net
Business optimization	4	6	7	33	SG&A
Ticona Kelsterbach plant relocation	(3)	2	—	(4)	Cost of sales
Plant closures	9	9	25	23	Cost of sales
Gain on sale of PVOH business	—	—	(34)	—	(Gain) loss on disposition
Other[2]	(6)	4	(17)	13	Various

Total	4	21	(19)	63

Total other charges and other adjustments	17	105	117	171

[1]	These items are included in net earnings but not included in other charges.

[2]	The year ended December 31, 2009 includes a one-time adjustment to Equity in net earnings (loss) of affiliates of $19 million.

Table 8 — Equity Affiliate Data
Equity Affiliate Preliminary Results — Total — Unaudited

	Three Months Ended		Year Ended
(in $ millions)	December 31,		December 31,
	2009	2008	2009	2008

Net Sales
Ticona Affiliates[1]	344	277	1,105	1,394
Infraserv Affiliates[2]	642	537	2,186	2,243

Total	986	814	3,291	3,637

Operating Profit
Ticona Affiliates	23	17	58	133
Infraserv Affiliates	16	19	103	98

Total	39	36	161	231

Depreciation and Amortization
Ticona Affiliates	21	22	87	76
Infraserv Affiliates	28	21	103	106

Total	49	43	190	182

Affiliate EBITDA[3]
Ticona Affiliates	44	39	145	209
Infraserv Affiliates	44	40	206	204

Total	88	79	351	413

Net Income
Ticona Affiliates	—	10	15	77
Infraserv Affiliates	11	6	72	55

Total	11	16	87	132

Net Debt
Ticona Affiliates	131	216	131	216
Infraserv Affiliates	491	508	491	508

Total	622	724	622	724

Equity Affiliate Preliminary Results — Celanese Proportional Share — Unaudited4

	Three Months Ended		Year Ended
(in $ millions)	December 31,		December 31,
	2009	2008	2009	2008

Net Sales
Ticona Affiliates	159	127	510	642
Infraserv Affiliates	210	173	707	722

Total	369	300	1,217	1,364

Operating Profit
Ticona Affiliates	11	8	28	61
Infraserv Affiliates	6	9	33	34

Total	17	17	61	95

Depreciation and Amortization
Ticona Affiliates	10	10	40	35
Infraserv Affiliates	9	6	33	34

Total	19	16	73	69

Affiliate EBITDA[3]
Ticona Affiliates	21	18	68	96
Infraserv Affiliates	15	15	66	68

Total	36	33	134	164

Equity in net earnings of affiliates (as reported on the Income Statement)
Ticona Affiliates[5]	—	4	7	35
Infraserv Affiliates	4	4	22	19

Total	4	8	29	54

Affiliate EBITDA in excess of Equity in net earnings of affiliates[6]
Ticona Affiliates	21	14	61	61
Infraserv Affiliates	11	11	44	49

Total	32	25	105	110

Net Debt
Ticona Affiliates	58	98	58	98
Infraserv Affiliates	162	160	162	160

Total	220	258	220	258

[1]	Ticona Affiliates accounted for using the equity method include Polyplastics (45% ownership), Korean Engineering Plastics (50%), Fortron Industries (50%) and Una SA (50%).

[2]	Infraserv Affiliates accounted for using the equity method include Infraserv Hoechst (32% ownership), Infraserv Gendorf (39%) and Infraserv Knapsack (27%).

[3]	Affiliate EBITDA, a non-U.S. GAAP measure, is the sum of Operating Profit and Depreciation and Amortization.

[4]	Calculated by multiplying each affiliate’s total share amount by Celanese’s respective ownership percentage, netted by reporting category.

[5]	The year ended December 31, 2009 excludes a one-time tax adjustment to Equity in net earnings of affiliates of $19 million.

[6]	Calculated as Celanese proportion of Affiliate EBITDA less Equity in net earnings of affiliates; not included in Celanese operating EBITDA.